Exhibit 3.14

State of Delaware Secretary of State Division of Corporations Delivered 06:50 PM 04/23/2010 FILED 06:44 PM 04/23/2010 SRV 100420025 – 4815629 FILE

CERTIFICATE OF FORMATION

OF

KW SUMMER HOUSE MANAGER, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the Delaware Limited Liability Company Act, hereby certifies that:

1.	The name of the limited liability company is KW Summer House Manager, LLC (the “Company”).

2.	The name and address of the registered agent and the registered office of the Company required to be maintained by Section 104 of the Delaware Limited Liability Company Act are The Corporation Trust Company – Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Formation to be duly executed as of this 23rd day of April, 2010.

/s/ Kate A. Cregor
Name:	Kate A. Cregor
Title:	Authorized Person